Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137816 of our report dated September 10, 2015, relating to the consolidated financial statements of PSB Holdings, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of PSB Holdings, Inc. for the year ended June 30, 2015.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 28, 2015